EQUITABLE VARIABLE LIFE INSURANCE COMPANY








The policy to which this endorsement is attached is amended as follows:

The second sentence in the second paragraph of the "Loans" provision is changed to read:

  The loan value of this policy, if no premium is in default beyond the grace period, is an amount equal to 90% of the cash value determined in accordance with the Cash Value provision on page eight.





                   EQUITABLE VARIABLE LIFE INSURANCE COMPANY






SPECIMEN                                     SPECIMEN

     Kevin Keefe    Secretary                      Donald J. Mooney    President







S.83-61